Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Global-Tech Advanced Innovations Inc.

12/F., Kin Teck Industrial Building

26 Wong Chuk Hang Road

Aberdeen

Hong Kong

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 pertaining to the 2011 Omnibus Equity Plan of Global-Tech Advanced Innovations Inc. (the “Company”) of our report dated August 30, 2010, relating to the consolidated financial statements of the Company appearing in the Company’s Annual Report on Form 20-F for the year ended March 31, 2010.

/s/ BDO Limited

BDO Limited

Hong Kong    21 DEC 2010

BDO Limited

BDO Limited, a Hong Kong limited company, is a member of BDO International Limited, a UK company limited by guarantee, and forms part of the International BDO network of independent member firms.